Exhibit 10.3

May 8, 2002

Paul F. Rocheleau

9700 Cragmont Drive

Richmond, VA 23233

Dear Paul:

I will summarize Albemarle’s offer to you to join the company as Senior Vice President, Chief Financial Officer. This position will be located in Richmond and will report to me. Since there are several components, I will address each separately.

1.	Salary - $300,000.

2.	Bonuses - Target is 40% of base salary under the Annual Incentive Plan of the corporation, which is performance based. Attached are the 2002 Annual Incentive Scorecard and a description of the elements. As the plan is calculated for the calendar year, your first year bonus amount will be prorated for 2002 based on time worked and actual performance, with a minimum payment of $60,000.

3.	Albemarle will award you fifty thousand stock options under the company’s existing plan. A copy of the plan description was previously provided. The price of the options will be the composite closing price of the stock on your first day of employment. The options will have a ten year term and will completely vest after three years from the date of grant. This grant of stock options will be confirmed as a separate notice of award following your hire.

4.	The company will issue to you a grant of 10,000 Performance Units upon your hire under the same terms and conditions as all other eligible employees received through a grant made by the Board of Directors in January 2002. This grant of Performance Units, where each unit is valued equivalent to a share of common stock, is contingent on the company achieving Growth in Operating Profit and Return on Gross Assets targets over the four calendar years starting with 2002 and ending with 2005. In early 2006 a determination of an earned award based on actual corporate performance will be made which may be anywhere from 0 to 200% of the original grant. Once earned, the award will be vested in three equal amounts, paid half in stock and half in cash in January of the next three years. This grant of Performance Units will be confirmed as a separate notice of award following your hire.

Paul F. Rocheleau

May 8, 2002

Page Two

5.	Albemarle’s retirement program, subject to approval by its Executive Committee, provides a bridge for mid-career senior executives joining the company. The idea behind this provision assures the executive who works 15 years for Albemarle a retirement equal to 60 percent of final average pay. You would accumulate four percent for each year of service with a cap of 60 percent. This is then offset by benefits from other qualified pension plans, social security, etc. which will include benefits earned at your present employer. Attached is a copy of the Supplemental Executive Retirement Plan, which contains these provisions.

6.	You will participate in Albemarle’s savings plan, which provides a company match of 50% on personal savings contributed by you of up to ten percent. Should the amounts exceed so-called high income caps, such excess will be carried by the company until paid out at retirement.

7.	You will be eligible to participate in the Albemarle Executive Deferred Compensation Plan at the next enrollment period later this year. The program allows participants to defer up to 50% of salary and up to 100% of bonus (net of FICA, including Medicare, taxes) each year. Deferrals are credited to one or more accounts which may be distributed at or before retirement based on your election. Deferrals are credited with the investment performance of funds which largely mirror those available in the Savings Plan. Attached is a booklet which describes this program.

8.	In the event a Change of Control were to occur and one or more of the following events happen with respect to your employment within a period of 24 months hereafter, you may resign and receive a lump sum payment and other benefits as described below. The events include: (1) a change or diminution of responsibilities or compensation, (2) a reduction of benefit eligibility or benefit level, and (3) refusal by a successor company to assume this severance agreement, or (4) termination.

If you resign or are terminated under conditions described in the paragraph above, you will receive: (1) a lump sum payment equal to two times your annual salary and Annual Incentive at the previous year’s payment amount, (2) all vested outstanding stock options become exercisable, (3) all vested restricted stock becomes nonforfeitable, and (4) as a mid-career hire, should a Change of Control under conditions as described in the paragraph above occur during the first ten years of employment, you will receive an adjusted benefit payable at normal retirement age under the pension plan described in item 5 of this letter calculated without offset from other benefits.

Paul F. Rocheleau

May 8, 2002

Page Three

9.	You will be eligible for the full benefit package provided by the company Information on health and life insurance and other benefits are attached. Answers to questions you have will be provided separately by Jack Harsh.

10.	Your vacation eligibility is four weeks.

11.	Your expected date of employment shall be on or before June 15, 2002.

This offer is subject to a preemployment physical examination and substance screening under the company’s policy. Upon your acceptance of this offer and start of employment with Albemarle, this letter will represent our mutual agreement relating to the terms of your employment with Albemarle.

Sincerely,
/s/ Mark C. Rohr
Mark C. Rohr
President

Enclosures

cc:	F. D. Gottwald, Jr.
W. M. Gottwald
C. B. Walker